Exhibit 5.1

Tel-Aviv, November 28, 2018

RADA Electronic Industries Ltd.

7 Giborei Israel Blvd.

Netanya, 4250407

Israel

Re: Registration Statement on Form F-3 of RADA Electronic Industries Ltd.

Ladies and Gentlemen:

We have acted as counsel to RADA Electronic Industries Ltd., a company organized under the laws of the State of Israel, (the “Registrant” or the “Company”) in connection with the issuance and sale of up to 4,545,454 Ordinary Shares, (the “Shares”) of the Company, NIS 0.03 par value per share (the “Shares”), pursuant to agreements dated November 28, 2018, between the Company and the purchasers thereto (the “Purchase Agreements”).

The Shares will be issued pursuant to the Company’s registration statement on Form F-3 (File No. 333-226845) as filed with the Securities and Exchange Commission on August 21, 2018 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) and the prospectus dated August 21, 2018 included in such registration statement, as supplemented by a prospectus supplement dated November 28, 2018 (collectively, the “Prospectus”).

As counsel to the Registrant in connection with the registering of the Securities pursuant to the Registration Statement, we have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purpose of our opinion.

In our examination of the foregoing and in rendering the opinion set forth herein, we have assumed, without independent investigation or verification: (i) the genuineness of all signatures on all agreements, instruments, corporate records, certificates and other documents submitted to us; (ii) the authenticity and completeness of all agreements, instruments, corporate records, certificates and other documents submitted to us as originals; (iii) that all agreements, instruments, corporate records, certificates and other documents submitted to us as certified, electronic, facsimile, conformed, photostatic or other copies conform to authentic originals thereof, and that such originals are authentic and complete; (iv) the legal capacity and authority of all persons or entities executing all agreements, instruments, corporate records, certificates and other documents submitted to us; (v) the due authorization, execution and delivery of all agreements, instruments, certificates and other documents by all parties thereto; (vi) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion letter are true and correct; and (vii) that the officers and directors of the Company have properly exercised their fiduciary duties. As to all questions of fact material to the opinion set forth herein and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation) upon representations and certificates or comparable documents of officers and representatives of the Company.

Tel-Aviv Office: 2 Weizmann St. P.O.B. 33123 Tel-Aviv 6133101, Israel Tel.: 972-3-6931931 Fax: 972-3-6931930 tel-aviv@friedman.co.il	Haifa Office: 9 Andrei Sakharov St. P.O.B. 15065 Haifa 3508409, Israel Tel.: 972-4-8546666 Fax: 972-4-8546677 haifa@friedman.co.il

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with the terms of the Purchase Agreements and the Registration Statement, the Shares will be validly issued, and the Shares will be fully paid and nonassessable.

The opinion expressed herein is limited by, subject to, and based upon, the following assumptions, comments, qualifications, limitations and exceptions:

a.	We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of Israel and have not, for the purpose of giving this opinion, made any investigation of the laws of any other jurisdiction than Israel. The opinion set forth herein is made as of the date hereof and is subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise of the same. The opinion expressed herein is based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement this opinion should such law be changed by legislative action, judicial decision or otherwise. This opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters.

b.	The opinion set forth above is subject, as to the enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity.

c.	This opinion is being rendered solely for the benefit of the Registrant in connection with the matters addressed herein. This opinion may not be furnished to or relied upon by any person or entity for any purpose without my prior written consent.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the references to our firm therein and in the Prospectus and the Prospectus Supplement under the caption “Legal Matters.” In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ S. Friedman & Co.

S. FRIEDMAN & CO.

Advocates

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